================================================================================

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )


Filed by the Registrant [_]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[_]  Soliciting material Pursuant to Rule 14a-11(c) or Rule 14a-12


                     BALLY TOTAL FITNESS HOLDING CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


     PARDUS EUROPEAN SPECIAL OPPORTUNITIES MASTER FUND L.P., PARDUS CAPITAL MANAGEMENT L.P., PARDUS CAPITAL MANAGEMENT LLC, KARIM SAMII, JOSEPH R.
        THORNTON, CHARLES J. BURDICK, BARRY R. ELSON AND DON R. KORNSTEIN
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
 1)  Title of each class of securities to which transaction applies:____________
 2)  Aggregate number of securities to which transaction applies:_______________
 3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):_______________________________
 4)  Proposed maximum aggregate value of transaction:___________________________
 5)  Total fee paid:____________________________________________________________
     [_]  Fee paid previously with preliminary materials.
     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
 1)  Amount Previously Paid:____________________________________________________
 2)  Form, Schedule or Registration Statement No.:______________________________
 3)  Filing Party:
 4)  Date Filed:_______________________________________________

================================================================================

         On January 23, 2006 Pardus European Special Opportunities Master Fund L.P., a limited partnership formed under the laws of the Cayman Islands (the "Fund"), Pardus Capital Management L.P., a Delaware limited partnership ("PCM"), Pardus Capital Management LLC, a Delaware limited liability company ("PCM LLC") and Mr. Karim Samii, the sole member of PCM LLC, filed Amendment Number 16 (the "Amendment") to the Schedule 13D (as amended, the "Schedule 13D") originally filed by PCM with the Securities and Exchange Commission on September 6, 2005. The Amendment amends the previously filed Item 4 disclosure in the Schedule 13D by adding the following:

         "On January 23, 2006, the Fund filed two letters to Company stockholders with the Securities and Exchange Commission, urging such stockholders to support the Fund's nominees for election to the Company's board of directors and to vote according to the Fund's recommendation on a number of other proposals in connection with the 2005 annual meeting of stockholders to be held on January 26, 2006. Copies of the letters to Company stockholders have been attached hereto as Exhibits 19 and 20.

         Except as otherwise described in this Item 4 of this Schedule 13D, as amended, the acquisition of the Shares by the Fund is for investment purposes on behalf of the Fund."

         On January 23, 2006, the Fund filed two letters to stockholders of Bally Total Fitness Holding Corporation (the "Company") with the Securities and Exchange Commission urging such stockholders to support the Fund's nominees for election to the Company's board of directors and to vote according to the Fund's recommendation on a number of other proposals in connection with the 2005 annual meeting of stockholders to be held on January 26, 2006. A copy of the letters to Company stockholders have been attached hereto as Exhibits 1 and 2.

         The Fund is the beneficial owner of 5,500,000 shares of the common stock, par value $0.01 per share (the "Shares"), of the Company, including 1000 shares of common stock owned of record in the name of the Fund and 1000 shares of common stock owned of record in the name Pardus Capital A/C Pardus European Special Opportunities Master Fund L.P. PCM serves as the investment manager of the Fund and possesses sole power to vote and direct the disposition of all Shares held by the Fund. PCM LLC, as the general partner of PCM, and Mr. Karim Samii, as the sole member of PCM LLC, may be deemed to be the beneficial owners of all the Shares held by the Fund; however, PCM LLC and Mr. Karim Samii disclaim beneficial ownership of all the Shares held by the Fund. Mr. Joseph R. Thornton, a portfolio manager of PCM, may also earn fees and incentive allocations on account of the Fund's investment in the Shares. Charles J. Burdick, Barry R. Elson and Don R. Kornstein do not beneficially own any securities of the Company and, except for Mr. Kornstein and his wife's joint 0.39% ownership interest in Liberation Investments, L.P., the direct beneficial owner of 2,848,213 shares of Company common stock, do not have any personal ownership interest, direct or indirect, in any securities of the Company. Mr. Burdick currently serves on the PCM Advisory Board which advises PCM and its affiliates from time to time with respect to investment strategies, assessing business viability, sourcing transactions and valuing potential investments. The PCM Advisory Board members do not have any oversight responsibility or discretion over the investments made by or on behalf of PCM and its affiliates and the PCM Advisory Board members do not (except to the extent publicly disclosed by the Fund) have any knowledge of the investments held by PCM and its affiliates from time to time. Mr. Burdick does not receive and is not entitled to any compensation or remuneration for serving on the PCM Advisory Board from the Fund or any of its affiliates. The PCM Advisory Board members have the ability to invest up to an aggregate of $10,000,000 in the Fund and certain of its affiliates. Mr. Burdick does not have any investment interest in the Fund or any of its affiliates.

         The persons filing this Schedule 14A are PCM, the Fund, PCM LLC and Messrs. Samii, Thornton, Burdick, Elson and Kornstein (collectively, the "Reporting Persons"). Based on information provided by the Company, as of December 20, 2005 there were 38,285,905 shares of the Company's common stock issued and outstanding. Thus, the Fund and PCM are deemed to beneficially own, and PCM LLC and Mr. Karim Samii may be deemed to beneficially own, 5,500,000 Shares, or approximately 14.4% of the shares of the Company's issued and outstanding common stock.

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 27, 2005 AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY THE REPORTING PERSONS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY HAVE BEEN MAILED TO STOCKHOLDERS OF THE COMPANY AND ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN A PROXY SOLICITATION IS CONTAINED IN THIS
SCHEDULE 14A AND THE SCHEDULE 13D FILED BY PCM WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 6, 2005, AS AMENDED BY AMENDMENT NO. 1, DATED SEPTEMBER 6, 2005, AMENDMENT NO. 2, DATED SEPTEMBER 6, 2005, AMENDMENT NO. 3, DATED SEPTEMBER 8, 2005, AMENDMENT NO. 4, DATED SEPTEMBER 15, 2005, AMENDMENT NO. 5, DATED SEPTEMBER 23, 2005, AMENDMENT NO. 6, DATED OCTOBER 6, 2005, AMENDMENT NO. 7, DATED OCTOBER 17, 2005, AMENDMENT NO. 8, DATED OCTOBER 24, 2005, AMENDMENT NO. 9, DATED NOVEMBER 17, 2005, AMENDMENT NO. 10, DATED NOVEMBER 23, 2005, AMENDMENT NO. 11, DATED DECEMBER 8, 2005, AMENDMENT NO. 12, DATED DECEMBER 29, 2005, AMENDMENT NO. 13, DATED JANUARY 10, 2006, AMENDMENT NO. 14, DATED JANUARY 12, 2006, AMENDMENT NO. 15, DATED JANUARY 17, 2006, AND AMENDMENT NO. 16, DATED JANUARY 23, 2006, FILED BY THE FUND, PCM, PCM LLC AND MR. SAMII (AS AMENDED, THE "SCHEDULE 13D"), WITH RESPECT TO BALLY TOTAL FITNESS HOLDING CORPORATION. THE
SCHEDULE 13D IS CURRENTLY AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV.
                        ------------------

                                                                     EXHIBIT 1
                                                                     ---------



             PARDUS EUROPEAN SPECIAL OPPORTUNITIES MASTER FUND L.P.
                       C/O PARDUS CAPITAL MANAGEMENT L.P.
                     1001 AVENUE OF THE AMERICAS, SUITE 1100
                               NEW YORK, NY 10018

                                                                January 23, 2006


Dear Fellow Bally Stockholder:

         We own 5,500,000 shares of common stock of Bally Total Fitness Holding Corporation (the "Company" or "Bally") and are Bally's largest stockholder. You should have received our proxy materials urging you to elect our candidates to the board of directors at Bally, and to support our positions on various other proposals at the 2005 annual meeting of stockholders on January 26th. We believe that management has placed Bally's stockholders at grave risk and we need your support to put things right. OUR INTERESTS ARE ALIGNED WITH YOURS. Our program for Bally is simple:

     o Stop management from diluting your ownership and lining its pockets at your expense.

     o   Restore proper corporate governance and oversight at Bally.

     o   Maximize stockholder value now.

As our proxy materials and other public filings indicate, we have been extremely disappointed with the current board and management team. We are deeply concerned for Bally's future. We stockholders are the ones at risk. We believe management has consistently exercised poor judgment and the board has demonstrated equally poor oversight and direction. As stockholders, we all deserve better. The time has come for a change.

             THE CURRENT BOARD AND MANAGEMENT TEAM HAVE CONSISTENTLY
                           DEMONSTRATED POOR JUDGMENT

Consider the following examples of how Bally's board and management have exercised poor judgment:

     o POOR JUDGMENT: MANAGEMENT'S THREATS TO TRIGGER THE POISON PILL. On December 23, 2005, Bally's management threatened to trigger the Company's poison pill. Bally then sued Pardus, its principals and one of our director nominees on January 11 and sought discovery to attempt to find evidence that the Company's rights plan had been triggered - evidence that we believe does not exist. We do not believe a company has ever triggered a poison pill in the context of a proxy contest, a view confirmed by statements made by Bally's counsel in a recent hearing in Delaware Chancery Court. Because such an action appears to be unprecedented and because we have taken no action that could conceivably have triggered the Plan, in our view the Company has absolutely no basis for triggering the Company's poison pill. We believe such an action would likely lead to significant litigation and create uncertainty for the Company and its stockholders. Taking such unprecedented action would threaten disruption of the ongoing sale process, adversely impact stockholder value and potentially render the Company unable to refinance its debt. Indeed, the Company's legal counsel recently informed the Delaware Chancery Court that he would expect that Bally would be sued within 12 or 24 hours of triggering the pill.

     o Moreover, you should be aware that we believe the Company's recent public assertions that it sought a "declaration" from the Delaware Chancery Court "as to whether Pardus and Liberation have undisclosed agreements, arrangements or understandings ... which might result in Bally's Stockholder Rights Plan being triggered" are not accurate. The Company's court papers and statements made by its counsel in Court confirm that the Company has not requested any such declaration that the Rights Plan had been triggered. In fact, the Company asked the Court for expedited discovery in order to determine WHETHER there might be a basis to argue that the Plan had been triggered. As Bally's counsel told the Delaware Chancery Court, "If we don't find anything and there is no evidence of a group, it all goes away."

     o POOR JUDGMENT: MANAGEMENT'S STOCK SALES. Mr. Paul Toback, your President, CEO and Chairman sold most of his holdings of Bally's common stock THE DAY AFTER the earnings release and conference call in which he trumpeted the size of his stake in the Company. We estimate that Mr. Toback sold $2.9 million in those trades. We don't understand why Mr. Toback would sell in light of his claim of good operating results and the announcement of J.P. Morgan's engagement to sell the Company, presumably at a premium. We do not think it is fair for him to sell his stock and then ask Bally's stockholders to approve a new equity compensation plan.

     o POOR JUDGMENT: THREATENED DILUTION. As the largest stockholder of Bally we oppose any dilutive transaction. In this respect, when we started accumulating shares on July 11, 2005, the number of shares outstanding was 34.1 million shares versus the 38.3 million outstanding today. As a result of the Company's inability to meet extended deadlines it previously agreed to for filing its financial statements, it was forced to engage in a bondholder consent solicitation in July 2005, entered into additional consent agreements with certain bondholders in August 2005 and then engaged in a subsequent consent solicitation in October 2005 with those bondholders who were not a party to the August 2005 consent agreements, the net result of which the Company issued 2.5 million shares and paid $7.8 million in cash. Based on the Company's current stock price, we estimate the total cost of these consent solicitation payments at $25.6 million, not counting further millions spent on lawyers and advisors. Since March 2005, management received half a million additional shares and options. Any further dilution is unacceptable. The proposed new equity incentive package is unacceptable in its current form, as it would leave open a blank check for the issuance of another 1.75 million shares with NO assurance that the board will place proper limits on equity grants or align management incentives with those of stockholders. We have been steadfast in our insistence that appropriate performance hurdles accompany any grants of new equity to management. In our view, this has been one of the main obstacles to a settlement between Pardus and Bally's management.

     o POOR JUDGMENT: ALIENATION OF INVESTMENT COMMUNITY. The Company recently held its first earnings call in 18 months, during which Mr. Toback spent time criticizing another stockholder. Rather than focus on forward-looking, value-creating opportunities, management chose to open old wounds and rehash the past. We have lost confidence in his ability to lead the Company, in the sale process or otherwise.

     o POOR JUDGMENT: ASSET FIRE SALES. We believe management rushed to sell Crunch at a discounted and undervalued deal price. The Company agreed to sell Crunch for $45 million, which is half of what the Company paid to acquire the fitness chain in 2001, at a time when the Company could not provide potential buyers with normal representations and warranties related to the asset. We believe this reflects either poor judgment about how the capital markets work or, worse, a willingness to set a low price on a Company asset. Given that the closing of the transaction would occur after the Company released its financial results, we believe that management owes Bally's stockholders an explanation as to why it was necessary for management to agree to sell this asset so cheaply. Why has management not optimized its real estate portfolio as opposed to selling Crunch? With the possibility of a strategic transaction on the horizon, what has management done to convince you that it won't sell the entire Company too cheaply?

     o POOR JUDGMENT: CRIPPLING THE STRATEGIC PROCESS. As previously discussed in our December 8, 2005 letter to Bally's board of directors, a member of the Company's board of directors confirmed to us that management engaged in discussions with a private equity firm about a sale of all or a substantial portion of the Company BEFORE it completed its earnings restatement. Management stopped this inappropriate process only after we began to question it.

     o POOR JUDGMENT: FAILING TO MEET DEADLINES. Management failed to complete the restatement of financials within the first waiver period obtained from the Company's bondholders. We believe that management either underestimated the length of time it needed to complete the restatement when it paid for the first waiver or failed to address the problem with bondholders early on in the process. Based on the Company's January 9, 2006 closing stock price, the bondholders ultimately received approximately $25.6 million in total value from the Company in the form of additional waiver fees. Is this management up to the challenges facing Bally's in the future?

                      BALLY'S ATTEMPTS TO DISCREDIT PARDUS:
                          LET'S SET THE RECORD STRAIGHT

         Bally would like you to believe that Pardus has been unreasonable in settlement negotiations with the Company. UNTRUE. Our settlement proposal does not involve any veto over the strategic process, it involves only minority representation on the board, seeks no special benefit for Pardus, and would permit both Mr. Langshur and Mr. Kornstein to serve on the board. The Company is fully aware of these facts but we believe has chosen to distort the truth.

         Bally's would like you to think that it is our objective to somehow buy the Company cheaply. UNTRUE. We believe that due to the failures of management the Company IS TRADING at a deep discount to its peers. We had asked management, privately and publicly, to allow us to purchase more stock, to which they responded with a poison pill. We believe our purchases, which we note would not have given us a control position in the Company, would have resulted in a higher share price and in turn allowed the Company to achieve a higher price in the sale process. We find it ironic that management sold most of its shares and is now asking for a grant of 1.75 million additional shares while at the same time using a poison pill to stop stockholders from acquiring additional shares. We are interested in seeing an open, fair sales process led by a truly independent board committee that is not beholden to management or any other constituency. We think this will lead to maximizing stockholder value.

         Management would like you to believe that Mr. Kornstein is not qualified to serve on Bally's board. UNTRUE. Mr. Kornstein's 17 year tenure as an investment banker at Bear Stearns makes him particularly well-suited to lead a restructuring, recapitalization or sale of the Company. Mr. Kornstein has served on the boards of three publicly-traded companies and was responsible for the successful restructuring and sale of three telecom and internet business of First World Communications in 2000. While Mr. Langshur does not share the same turnaround experience as Mr. Kornstein, we have proposed to the Company the establishment of an independent board of directors that includes both Mr. Kornstein and Mr. Langshur.

         Management would like you to think Pardus is seeking control. UNTRUE. We have proposed three highly qualified individuals who are independent of us. Three out of nine directors does not constitute control.

         Management would like you to think that the nomination of Mr. Burdick and Mr. Elson was a concession to Pardus. UNTRUE. Bally conducted a search for director nominees and interviewed Messrs. Burdick and Elson and found them to be highly qualified individuals that should make a strong contribution to the board. We do not think the board would have nominated these individuals if it did not believe them to be the most qualified people they interviewed.

                  WE NEED YOUR HELP TO GET BALLY BACK ON TRACK

Supporting our nominees sends an important message that you refuse to tolerate further erosion of the Company's stock value and irresponsible governance. The time has come for a positive change.

Stockholders should ask themselves, where has the board been these past months? We do not think the board has provided the oversight and direction that Bally's needs. We have made several proposals that would empower the board:

     o Separate the chairmanship from the CEO roles, in keeping with best corporate practices.

     o Create a fully empowered independent strategic board committee charged with running the strategic process independent of management, subject only to any transaction being approved by the full board of directors.

     o Review recent management stock sales for propriety. We and others have raised serious questions about Mr. Toback's stock sales, in light of the other announcements he made to the market, the Company's later financial statement corrections, his role in the sale process and his knowledge of the other ongoing material matters involving the Company.

         To date, the board has not looked into management stock sales, and they have only recently adopted a few tentative reforms after months of requests from stockholders. And the program they announced falls far short of delivering the reform we think is needed at Bally. Why would the board NOT want these powers to control and review management? This is your time to speak and send a message to management and the board that Bally's stockholders are unhappy and want fundamental change. Send that message now.

         Vote FOR the Pardus nominees and in accordance with our recommendation on the other proposals to be voted on at the upcoming annual meeting by signing, dating and returning the enclosed GREEN proxy card.

         Do not sign the white proxy card from Bally or the gold proxy card from Liberation Investments. If you have already done so you may revoke your proxy by delivering a later-dated GREEN proxy card in the enclosed postage-prepaid envelope.

         If you have any questions about voting, or for more information, please call our proxy solicitors, D.F. King & Co., Inc., toll-free at 888-644-6071.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                                     Very truly yours,

                             PARDUS EUROPEAN SPECIAL
                             OPPORTUNITIES MASTER FUND L.P.

                             By:  Pardus Capital Management L.P., its
                                  investment manager

                             By:  Pardus Capital Management LLC, its
                                  general partner


                             By:  /s/ Karim Samii
                                  ------------------------------------
                                  Name:  Karim Samii
                                  Title: Sole Member



                                    IMPORTANT

On December 27, 2005, Pardus European Special Opportunities Master Fund L.P., Pardus Capital Management L.P., Pardus Capital Management LLC, Karim Samii, Joseph R. Thornton, Charles J. Burdick, Barry R. Elson and Don R. Kornstein filed a definitive proxy statement with the SEC to solicit proxies in connection with the 2005 annual meeting of stockholders of Bally Total Fitness Holding Corporation to be held on January 26, 2006. Company stockholders are encouraged to read the definitive proxy statement and other proxy materials relating to the 2005 annual meeting because they contain important information, including a description of who may be deemed to be "participants" in the solicitation of proxies and the direct or indirect interests, by security holdings or otherwise, of the participants in the solicitation. Such proxy materials are available at no charge on the SEC's website at http//www.sec.gov. In addition, stockholders may also obtain a free copy of the definitive proxy statement and other proxy materials by contacting D.F. King & Co., Inc. at 888-644-6071 (toll-free) or 212-269-5550 (collect).

                                                                GREEN PROXY CARD


                     BALLY TOTAL FITNESS HOLDING CORPORATION
                       2005 ANNUAL MEETING OF STOCKHOLDERS

                      THIS PROXY IS SOLICITED ON BEHALF OF
             PARDUS EUROPEAN SPECIAL OPPORTUNITIES MASTER FUND L.P.,
           PARDUS CAPITAL MANAGEMENT L.P., PARDUS CAPITAL MANAGEMENT
           LLC, KARIM SAMII, JOSEPH R. THORNTON, CHARLES J. BURDICK,
                      BARRY R. ELSON AND DON R. KORNSTEIN


The undersigned appoints and constitutes Karim Samii and Joseph R. Thornton, and each of them, as proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Bally Total Fitness Holding Corporation, a Delaware corporation (the "Company"), to be held at 8:30 a.m. (local time) on January 26, 2006 at the Renaissance Chicago O'Hare Hotel, 8500 West Bryn Mawr Avenue, Chicago, Illinois, and at any adjournment, postponement or any special meeting that may be called in lieu thereof (the "2005 Annual Meeting"), hereby revoking any proxies previously given, to vote all shares of common stock of the Company held or owned by the undersigned as directed below, and in their discretion upon such other matters as may come before the meeting. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED (A) "FOR" THE ELECTION OF CHARLES J. BURDICK, BARRY R. ELSON AND DON R. KORNSTEIN TO CLASS III OF THE COMPANY'S BOARD OF DIRECTORS, (B) "FOR" THE APPROVAL AND ADOPTION OF THE BY-LAW RESOLUTION TO REPEAL EACH PROVISION OR AMENDMENT OF THE BY-LAWS OF THE COMPANY, IF ANY, ADOPTED BY THE BOARD OF DIRECTORS WITHOUT THE APPROVAL OF THE COMPANY'S STOCKHOLDERS SUBSEQUENT TO MAY 25, 2005 (PURPORTEDLY THE LAST DATE OF REPORTED CHANGES) AND PRIOR TO THE APPROVAL AND ADOPTION OF SUCH RESOLUTION AT THE 2005 ANNUAL MEETING, (C) "AGAINST" THE ADOPTION OF THE 2006 OMNIBUS EQUITY COMPENSATION PLAN, (D) "FOR" THE RATIFICATION OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005, AND (E) "FOR" GRANTING TO THE PROXY HOLDERS DISCRETION ON THE LIBERATION PROPOSALS, IF PROPERLY BROUGHT BEFORE THE 2005 ANNUAL MEETING, AND ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                (Continued and to be signed on the reverse side)

Pardus European Special Opportunities Master Fund, L.P. and certain of its affiliates and associates recommends a vote "FOR" the election of all of the nominees listed in Proposal 1 below, "FOR" Proposal 2 below, "AGAINST" Proposal 3 below, "FOR" Proposal 4 below, and "FOR" granting the proxy holders discretion on the Liberation Proposals, if properly brought before the 2005 Annual Meeting, and on all other matters as may properly come before the meeting. (Please mark each matter with an "X" in the appropriate box.)

Pardus European Special Opportunities Master Fund, L.P. (the "Fund") and certain of its affiliates and associates recommends a vote "FOR ALL" with respect to the election of all of the nominees listed in Proposal 1 below.

1.   Election of Directors:

     Nominees:  Charles J. Burdick, Barry R. Elson and Don R. Kornstein

     [ ]   FOR ALL

     [ ]   WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES

     [ ]   FOR ALL EXCEPT NOMINEE WRITTEN BELOW

               INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "FOR ALL EXCEPT' box and write the name(s) of the nominee(s) you do not support on the line below. Your shares will be voted for the remaining nominee(s).

               ______________________________________________________________

The Fund recommends a vote "FOR" Proposal 2 below.

2. Proposal to repeal provisions in the Company's By-laws that were adopted after May 25, 2005 (purportedly the last date of reported changes) and prior to the approval and adoption of this Proposal 2 at the 2005 Annual Meeting of stockholders:

                  FOR [ ]       AGAINST [ ]     ABSTAIN [ ]

The Fund recommends a vote "AGAINST" Proposal 3 below.

3.   Approval of the 2006 Omnibus Equity Compensation Plan

                  FOR [ ]       AGAINST [ ]     ABSTAIN [ ]

The Fund recommends a vote "FOR" Proposal 4 below.

4. Ratification of the appointment of KPMG LLP as independent auditor for the Company for the fiscal year ending December 31, 2005

                  FOR [ ]       AGAINST [ ]     ABSTAIN [ ]

The Fund recommends a vote "FOR" Proposal 5 below.

5. In their discretion on all other matters as may properly come before the annual meeting, including any motion to adjourn or postpone the meeting or other matters incidental to the conduct of the meeting.

                  FOR [ ]       AGAINST [ ]     ABSTAIN [ ]


Please be sure to sign and date this Proxy

                                       DATED:  _________________________________



________________________________
(Signature)

________________________________
(Signature, if held jointly)

________________________________
(Title)

Please sign exactly as name appears on this Proxy. When shares are held jointly, joint owners should each sign. Executors, administrators, trustees, etc., should indicate the capacity in which signing.

IMPORTANT:  PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY!

                                                                     EXHIBIT 2
                                                                     ---------




             PARDUS EUROPEAN SPECIAL OPPORTUNITIES MASTER FUND L.P.
                       C/O PARDUS CAPITAL MANAGEMENT L.P.
                     1001 AVENUE OF THE AMERICAS, SUITE 1100
                               NEW YORK, NY 10018

                                                                January 23, 2006

                  ISS RECOMMENDS PARDUS SLATE AND SAYS BALLY'S
                        "DISPLAYED QUESTIONABLE JUDGMENT"

Dear Fellow Bally Stockholder:

         We are pleased to report that Institutional Shareholder Services, Inc. ("ISS") - which Bally Total Fitness Holding Corporation ("Bally" or the "Company") itself describes as "the world's leading provider of voting and corporate governance services" - has recommended that you vote IN FAVOR of Pardus' slate of nominees for the board. As important as the recommendation itself are the REASONS given by ISS. Echoing what Pardus has been saying since we began soliciting proxies, ISS issued a stinging indictment of management and the board, citing Bally's serious financial and accounting problems, and its "questionable judgment regarding [the Company's] ongoing operations."

         For its part, Bally seeks your vote with what we believe is its most brazen argument yet - they argue that they deserve your vote because they tried to settle with us and announced a program of limited reforms responding to some of Pardus' requests. If they really want good governance, why did it take a proxy contest for them to make their first proposal? And why are they STILL leaving important loopholes open, as described in our January 12, 2006 letter to you?

         As ISS said, the Company's proposals "have been made at the '11th hour' and in the face of a hostile proxy fight. Ultimately, it is important to interpret the motivations and impetus that led the board to announce these changes, and not simply focus on the merits of the changes themselves."

ISS'S CRITICISMS OF MANAGEMENT AND THE BOARD

         ISS did not simply decide that our slate is superior to Bally's. It analyzed Bally's recent history and concluded - as we at Pardus have - that management and the board have repeatedly failed to perform. Among the failures noted by ISS:

                o The Company missed THREE extended deadlines for filing its financial statements in 2004 and 2005 - requiring it to pay substantial fees and equity to lenders. Most of current management and the present board - including the new Lead Director - were in place during this time.

                o The Company has "focused on" provisions of the Rights Plan that purport to prevent owners of more than 15% of Bally's stock from "acting in concert to run a proxy contest." ISS said - as we have been saying for weeks:
"It is extremely rare
for a company to utilize a poison pill in this fashion and this seems to be a potentially extreme application of the poison pill as it could function to frustrate rather than protect shareholders. We do not believe that management should restrict shareholders' ability to speak together and coordinate their presentation of ideas and concerns to management." Contrary to Bally's self-serving rhetoric, we believe management and the board are using the pill in this "extreme" fashion to discourage the election of one of our nominees, not protect you.

                o ISS is concerned that the Company's most recent lawsuit is an "attempt to frustrate shareholders' ability to present concerns to management." If management and the board really believe they have performed well, why do they need to try to stifle dissent?

                o Right after the December 1, 2005 earnings call - during which Mr. Toback emphasized management's ownership of a substantial stake in the Company - he and others in management made substantial stock sales. We regard that as a grave breach of management's duties to the Company and to all stockholders and believe those sales should be investigated by independent directors.

                o Despite, to quote ISS, "the missed filing deadlines and questionable operating decisions, the board continued to award restricted stock and options to the senior management team," and "Mr. Toback received a bonus of $400,000 in 2004, despite the determination of the compensation committee that the Company's performance goals for 2004 were not met."

         Against this background, ISS recommended that stockholders support Pardus' board slate. ISS parted company with us, however, in deciding to recommend approval of the stock plan. Where the stock plan is concerned, ISS's analysis is too narrow. ISS evaluates equity-based compensation in public companies primarily by evaluating the economic cost of the program to the Company. That method, however, does not consider the unique circumstances in Bally's case that make approval of the stock plan completely inappropriate here.

         First, given management's substandard performance, as evidenced by, among other things, the fact that the Company missed its 2004 performance goals and repeatedly missed extended deadlines to file its financial statements, the generous compensation (including stock) they have already received, and the fact that they DUMPED stock just last month promptly after touting management's ownership stake in the Company on the Company's first earnings conference call in eighteen months, it is our belief that Bally management is not entitled to ANYTHING more.

         Second, as explained in our January 12 letter, the stock plan, even as belatedly amended by Bally, creates serious conflicts between management and stockholders, and, if the Company is sold, would allow senior management to shift millions in sale proceeds from stockholders to themselves. The "amended" plan would allow senior management to get a new round of stock options the moment the sale process is "concluded." Moreover, as ISS commented, the proposed plan has a number of fundamental flaws - vesting provisions are at the discretion of administrators, performance goals or hurdles were not established and there was no disclosure of executive stock ownership or executive holding period guidelines.

         While we are prepared to support a properly structured plan - one that rewards real achievement and does not create conflicts or unfairness in the sale process - the current plan should be rejected.

AS USUAL, MANAGEMENT AND THE BOARD REFUSE TO LISTEN

         On Saturday, January 14, 2006, Bally issued a release commenting on the ISS recommendation. But, true to form, the Company failed to respond to ISS's criticisms of management and the board. In fact, the release fails even to MENTION any of these criticisms. In our opinion, management and the board should have taken responsibility for the many failures cited by ISS, or, at the least, tried to explain themselves. Instead, they acted as if those failures never happened. You can't learn from criticism if you refuse even to ACKNOWLEDGE it.

         John Rogers, the new Lead Director, went so far as to use the opportunity to praise the management team, including Mr. Toback, the recent seller of so many Bally shares. Mr. Rogers is quoted as saying that the "Board remains confident that Bally's turnaround is working and that the current management team led by Paul Toback is responsible for returning the Company to profitability and setting it on the right path." The board - and particularly its Lead Director - is supposed to hold management accountable, not be its apologist.

         This release, along with Bally's history of lawsuits and threats to trigger the Rights Plan despite the fact that they have conceded in Delaware Chancery Court that they don't have evidence that the Rights Plan has been triggered, show in our opinion that this board is not yet willing or able to act in the benefit of the stockholders who own the Company. We urge you to compare the full ISS report to Bally's press release and decide for yourself whether Bally is being candid with you. Voting your shares for Pardus will demonstrate that stockholders will no longer tolerate this management's many mistakes and will enable reform for the benefit of all stockholders.

         If this board will not hold management accountable, then we, as stockholders, must do so. Pardus will defend itself against all litigation and threats to trigger the poison pill because, simply, we do not have any "agreement, arrangement or understanding" with Liberation that could trigger the Rights Plan. Pardus will hold those who directed and approved the Company's strategy fully accountable for injuries to us and other stockholders.

WE URGE YOU TO VOTE FOR SHAREHOLDER DEMOCRACY AND REFORM

         ISS concluded that "there is a clear argument for fresh views and ideas on the Bally board." In view of this company's history, that, in our opinion, is a huge understatement. If you have not already returned one of our proxies, we urge you to do so, to begin the process of reform at Bally in the interests of all stockholders.

         Vote FOR the Pardus nominees and in accordance with our recommendation on the other proposals to be voted on at the upcoming annual meeting by signing, dating and returning the enclosed GREEN proxy card.

         Do not sign the white proxy card from Bally or the gold proxy card from Liberation Investments. If you have already done so you may revoke your proxy by delivering a later-dated GREEN proxy card in the enclosed postage-prepaid envelope.

         If you have any questions about voting, or for more information, please call our proxy solicitors, D.F. King & Co., Inc., toll-free at 888-644-6071.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                       Very truly yours,

                                       PARDUS EUROPEAN SPECIAL
                                       OPPORTUNITIES MASTER FUND L.P.

                                       By:  Pardus Capital Management L.P., its
                                            investment manager

                                       By:  Pardus Capital Management LLC, its
                                            general partner


                                       By:  /s/ Karim Samii
                                            -----------------------------------
                                            Name:  Karim Samii
                                            Title: Sole Member



                                    IMPORTANT

On December 27, 2005, Pardus European Special Opportunities Master Fund L.P., Pardus Capital Management L.P., Pardus Capital Management LLC, Karim Samii, Joseph R. Thornton, Charles J. Burdick, Barry R. Elson and Don R. Kornstein filed a definitive proxy statement with the SEC to solicit proxies in connection with the 2005 annual meeting of stockholders of Bally Total Fitness Holding Corporation to be held on January 26, 2006. Company stockholders are encouraged to read the definitive proxy statement and other proxy materials relating to the 2005 annual meeting because they contain important information, including a description of who may be deemed to be "participants" in the solicitation of proxies and the direct or indirect interests, by security holdings or otherwise, of the participants in the solicitation. Such proxy materials are available at no charge on the SEC's website at http//www.sec.gov. In addition, stockholders may also obtain a free copy of the definitive proxy statement and other proxy materials by contacting D.F. King & Co., Inc. at 888-644-6071 (toll-free) or 212-269-5550 (collect).

                                                                GREEN PROXY CARD


                     BALLY TOTAL FITNESS HOLDING CORPORATION
                       2005 ANNUAL MEETING OF STOCKHOLDERS

                      THIS PROXY IS SOLICITED ON BEHALF OF
             PARDUS EUROPEAN SPECIAL OPPORTUNITIES MASTER FUND L.P.,
           PARDUS CAPITAL MANAGEMENT L.P., PARDUS CAPITAL MANAGEMENT
           LLC, KARIM SAMII, JOSEPH R. THORNTON, CHARLES J. BURDICK,
                      BARRY R. ELSON AND DON R. KORNSTEIN


The undersigned appoints and constitutes Karim Samii and Joseph R. Thornton, and each of them, as proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Bally Total Fitness Holding Corporation, a Delaware corporation (the "Company"), to be held at 8:30 a.m. (local time) on January 26, 2006 at the Renaissance Chicago O'Hare Hotel, 8500 West Bryn Mawr Avenue, Chicago, Illinois, and at any adjournment, postponement or any special meeting that may be called in lieu thereof (the "2005 Annual Meeting"), hereby revoking any proxies previously given, to vote all shares of common stock of the Company held or owned by the undersigned as directed below, and in their discretion upon such other matters as may come before the meeting. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED (A) "FOR" THE ELECTION OF CHARLES J. BURDICK, BARRY R. ELSON AND DON R. KORNSTEIN TO CLASS III OF THE COMPANY'S BOARD OF DIRECTORS, (B) "FOR" THE APPROVAL AND ADOPTION OF THE BY-LAW RESOLUTION TO REPEAL EACH PROVISION OR AMENDMENT OF THE BY-LAWS OF THE COMPANY, IF ANY, ADOPTED BY THE BOARD OF DIRECTORS WITHOUT THE APPROVAL OF THE COMPANY'S STOCKHOLDERS SUBSEQUENT TO MAY 25, 2005 (PURPORTEDLY THE LAST DATE OF REPORTED CHANGES) AND PRIOR TO THE APPROVAL AND ADOPTION OF SUCH RESOLUTION AT THE 2005 ANNUAL MEETING, (C) "AGAINST" THE ADOPTION OF THE 2006 OMNIBUS EQUITY COMPENSATION PLAN, (D) "FOR" THE RATIFICATION OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005, AND (E) "FOR" GRANTING TO THE PROXY HOLDERS DISCRETION ON THE LIBERATION PROPOSALS, IF PROPERLY BROUGHT BEFORE THE 2005 ANNUAL MEETING, AND ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                (Continued and to be signed on the reverse side)

Pardus European Special Opportunities Master Fund, L.P. and certain of its affiliates and associates recommends a vote "FOR" the election of all of the nominees listed in Proposal 1 below, "FOR" Proposal 2 below, "AGAINST" Proposal 3 below, "FOR" Proposal 4 below, and "FOR" granting the proxy holders discretion on the Liberation Proposals, if properly brought before the 2005 Annual Meeting, and on all other matters as may properly come before the meeting. (Please mark each matter with an "X" in the appropriate box.)

Pardus European Special Opportunities Master Fund, L.P. (the "Fund") and certain of its affiliates and associates recommends a vote "FOR ALL" with respect to the election of all of the nominees listed in Proposal 1 below.

1.   Election of Directors:

     Nominees:  Charles J. Burdick, Barry R. Elson and Don R. Kornstein

     [ ]   FOR ALL

     [ ]   WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES

     [ ]   FOR ALL EXCEPT NOMINEE WRITTEN BELOW

                    INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "FOR ALL EXCEPT' box and write the name(s) of the nominee(s) you do not support on the line below. Your shares will be voted for the remaining nominee(s).

                    _________________________________________________________

The Fund recommends a vote "FOR" Proposal 2 below.

2. Proposal to repeal provisions in the Company's By-laws that were adopted after May 25, 2005 (purportedly the last date of reported changes) and prior to the approval and adoption of this Proposal 2 at the 2005 Annual Meeting of stockholders:

                 FOR [ ]        AGAINST [ ]     ABSTAIN [ ]

The Fund recommends a vote "AGAINST" Proposal 3 below.

3.   Approval of the 2006 Omnibus Equity Compensation Plan

                 FOR [ ]        AGAINST [ ]     ABSTAIN [ ]

The Fund recommends a vote "FOR" Proposal 4 below.

4. Ratification of the appointment of KPMG LLP as independent auditor for the Company for the fiscal year ending December 31, 2005

                 FOR [ ]        AGAINST [ ]     ABSTAIN [ ]

The Fund recommends a vote "FOR" Proposal 5 below.

5. In their discretion on all other matters as may properly come before the annual meeting, including any motion to adjourn or postpone the meeting or other matters incidental to the conduct of the meeting.

                 FOR [ ]        AGAINST [ ]     ABSTAIN [ ]


Please be sure to sign and date this Proxy

                                      DATED:  _________________________________



________________________________
(Signature)

________________________________
(Signature, if held jointly)

________________________________
(Title)

Please sign exactly as name appears on this Proxy. When shares are held jointly, joint owners should each sign. Executors, administrators, trustees, etc., should indicate the capacity in which signing.

IMPORTANT:  PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY!